Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2008 RESULTS AND DECLARES SECOND QUARTER 2008 DIVIDEND

Boston, Massachusetts, May 6, 2008.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2008 results.  Net income for the quarter ended March 31, 2008 was $19.0 million, or $1.18 per diluted share, compared to $24.6 million, or $1.53 per diluted share, for the comparable 2007 period.  Safety’s book value per share increased to $36.00 at March 31, 2008 compared to $35.20 at December 31, 2007.  Safety paid $0.40 per share in dividends to investors during the quarter ended March 31, 2008 compared to $0.25 per share during the comparable 2007 period.  Safety paid $1.30 per share in dividends to investors during the year ended December 31, 2007.

Direct written premiums for the quarter ended March 31, 2008 decreased by $13.2 million, or 7.3%, to $168.3 million from $181.5 million for the comparable 2007 period.  The 2008 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases in average written premium per exposure of 8.3% and 1.3%, respectively.  The decrease in our personal automobile line was due largely to the effect of a state mandated private passenger rate decrease of 11.7% effective April 1, 2007.  Partially offsetting these decreases was an increase in average written premium per exposure in our homeowners line of 1.2%.

Net written premiums for the quarter ended March 31, 2008 decreased by $9.7 million, or 5.6%, to $164.2 million from $173.9 million for the comparable 2007 period. This decrease was due to the factors that decreased direct written premiums partially offset by increases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and decreases in premiums ceded to CAR.  Net earned premiums for the quarter ended March 31, 2008 decreased by $2.9 million, or 1.9%, to $150.7 million from $153.6 million for the comparable 2007 period.  This decrease was due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended March 31, 2008 was $11.5 million compared to $11.0 million for the comparable 2007 period.  Average cash and investment securities (at cost) increased by $72.1 million, or 7.4%, to $1,045.3 million for the quarter ended March 31, 2008 from $973.2 million for the comparable 2007 period.  Net effective annualized yield on the investment portfolio was 4.4% during quarter ended March 31, 2008, compared to 4.5% for the same period last year. Our duration remained at 4.2 years at March 31, 2008, consistent with 4.2 years at December 31, 2007.

As of March 31, 2008, our portfolio of fixed maturity investments was comprised entirely of investment grade securities.  We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities were either U.S. Government or Agency guaranteed or are rated Aaa/AAA as of March 31, 2008.  We continue to expect the recent subprime mortgage market deterioration to have little or no effect on our portfolio.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended March 31, 2008 were 63.6%, 29.5% and 93.1% compared to 60.3%, 26.5% and 86.8% for the comparable 2007 period.  The loss ratio for the quarter ended March 31, 2008 increased primarily as a result of a decrease in personal automobile earned premiums per exposure. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2008 was $9.2 million compared to prior year favorable development of $9.4 million for the comparable 2007 period.

On May 6, 2008, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on June 13, 2008 to shareholders of record at the close of business on June 2, 2008.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2007 Form 10-K with the SEC on March 14, 2008 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income;

•                  Descriptions of assumptions underlying or relating to any of the foregoing; and

•                  Future performance of credit markets.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2008. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	March 31,	December 31,
	2008	2007
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,005,567 and $995,360)	$1,018,477	$1,002,028
Equity securities, at fair value (cost: $8,613 and $6,794)	8,619	6,977
Total investment securities	1,027,096	1,009,005
Cash and cash equivalents	28,050	46,311
Accounts receivable, net of allowance for doubtful accounts	160,279	156,343
Accrued investment income	10,533	10,972
Receivable from reinsurers related to paid loss and loss adjustment expenses	12,444	13,047
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	79,818	84,290
Ceded unearned premiums	30,287	28,818
Deferred policy acquisition costs	51,271	48,652
Deferred income taxes	11,847	13,388
Equity and deposits in pools	28,660	26,235
Other assets	11,163	9,931
Total assets	$1,451,448	$1,446,992

Liabilities
Loss and loss adjustment expense reserves	$467,940	$477,720
Unearned premium reserves	335,513	320,545
Accounts payable and accrued liabilities	28,024	50,023
Taxes payable	5,284	120
Outstanding claims drafts	17,701	17,922
Payable to reinsurers	11,932	10,662
Total liabilities	866,394	876,992

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,373,008 and 16,242,213 shares issued	164	162
Additional paid-in capital	135,210	134,224
Accumulated other comprehensive income, net of taxes	8,396	4,453
Retained earnings	445,313	432,746
Treasury stock, at cost; 122,324 and 48,124 shares	(4,029)	(1,585)
Total shareholders’ equity	585,054	570,000
Total liabilities and shareholders’ equity	$1,451,448	$1,446,992

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended
	March 31,
	2008	2007

Net earned premiums	$150,748	$153,590
Net investment income	11,528	11,039
Net realized gains on investments	31	71
Finance and other service income	4,498	3,993
Total revenue	166,805	168,693

Losses and loss adjustment expenses	95,870	92,558
Underwriting, operating and related expenses	44,465	40,698
Interest expenses	19	22
Total expenses	140,354	133,278

Income before income taxes	26,451	35,415
Income tax expense	7,406	10,766
Net income	$19,045	$24,649

Earnings per weighted average common share:
Basic	$1.19	$1.54
Diluted	$1.18	$1.53

Cash dividends paid per common share	$0.40	$0.25

Weighted average number of common shares outstanding:
Basic	16,024,794	15,992,229
Diluted	16,082,162	16,064,746

Safety Insurance Group, Inc. and Subsidiaries
Additional Premium Information
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007

Written Premiums
Direct	$168,344	$181,506
Assumed	14,590	13,527
Ceded	(18,687)	(21,119)
Net written premiums	$164,247	$173,914

Earned Premiums
Direct	$151,716	$157,598
Assumed	16,250	16,394
Ceded	(17,218)	(20,402)
Net earned premiums	$150,748	$153,590